Exhibit 10.46

CONTRIBUTION AND EXCHANGE AGREEMENT

This CONTRIBUTION AND EXCHANGE AGREEMENT (this “Agreement”) is entered into as of August 31, 2022, by and among ENDEXX Corporation, a Nevada corporation (“EDXC”), CBD Unlimited, Inc., a Nevada corporation (“CBDU”), Todd Allen Davis, a resident of the State of Arizona (“Mr. Davis”), and Rayne Forecast Inc., an Arizona corporation (“Rayne”). Each of EDXC, CBDU, Mr. Davis, and Rayne may be referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

WHEREAS, Mr. Davis is a director, executive officer, and significant stockholder of EDXC;

WHEREAS, Rayne is wholly owned by Mr. Davis;

WHEREAS, CBDU is a wholly owned subsidiary of EDXC;

WHEREAS, immediately prior to the date hereof, EDXC contributed all of its operating assets and all of its liabilities directly related thereto to CBDU (the “EDXC – CBDU Contribution”), pursuant to a unanimous written consent executed by the respective boards of directors of EDXC and CBDU, a copy of each of which consents is attached hereto as Attachment A and Attachment B, respectively;

WHEREAS, Mr. Davis owns and Rayne own certain equity and capital interests of EDXC as described and set forth on Exhibit A (the “EDXC Equity”);

WHEREAS, Mr. Davis and Rayne will surrender to EDXC for cancellation certain of the EDXC Equity (the “Surrendered EDXC Equity”) as noted on Exhibit A;

WHEREAS, Mr. Davis and Rayne will retain that number of shares of the EDXC Equity that does not constitute the Surrendered EDXC Equity (the “Retained EDXC Equity”) as described and set forth on Exhibit A;

WHEREAS, Mr. Davis and Rayne will surrender that number of shares of the EDXC Equity that does not constitute the Surrendered EDXC Equity to counsel for the Company (the “Escrowed EDXC Equity”) to be held in escrow (such amount as described and set forth on Exhibit A), which shall be released to Mr. Davis and Rayne in accordance with the Escrow release provisions set forth hereinbelow;

WHEREAS, through and including the Effective Date (as defined below), EDXC has accrued certain compensation and related obligations in favor of Mr. Davis and Rayne, as described and set forth on Exhibit B (the “Deferred Payments and Obligations”; and, together with the Surrendered EDXC Equity, the “Contributed Items”); and

WHEREAS, each of Mr. Davis and Rayne desires to contribute to EDXC, and EDXC desires to accept from Mr. Davis and Rayne, all of their right, title, and interest in and to the Contributed Items, and, in connection therewith, EDXC desires to assign to Mr. Davis and Rayne, and each of Mr. Davis and Rayne desires to accept from EDXC, certain shares of common stock of CBDU that are owned of record and beneficially by EDXC (the “CBDU Equity”), in the amounts and as described and set forth on Exhibit C (the transactions set forth in this paragraph as detailed below, the “Exchange”).

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NOW, THEREFORE, in consideration of these presents and for such other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound hereby, agree as follows:

1.	Closing; Contribution and Exchange.

(a)	The Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place immediately prior to the consummation of the transactions contemplated by that certain [Hyla Agreement] (the “Effective Date”).

(b)	Contribution and Exchange. As of the Closing (as defined below), the Parties shall consummate the Exchange, pursuant to which Mr. Davis and Rayne shall contribute to EDXC all of their respective right, title, and interest in and to the Contributed Items, free and clear of any and all liens and restrictions in exchange for the assignment by EDXC to Mr. Davis and Rayne of the CBDU Equity, free and clear of any and all liens and restrictions, other than those imposed by or arising out of state or federal securities laws.

(c)	The Surrendered EDXC Equity. In connection with the Exchange, Mr. Davis and Rayne shall promptly take such steps as (i) EDXC’s transfer agent shall require for Mr. Davis and Rayne to tender the Surrendered EDXC Equity to EDXC’s transfer agent for cancellation and (ii) the Secretary of State of the State of Nevada shall require for Mr. Davis and Rayne to cancel the outstanding Series Z Convertible Preferred Stock.

(d)	The Escrowed EDXC Equity. In connection with the Exchange, Mr. Davis and Rayne shall promptly take such steps as EDXC’s transfer agent shall require to revest the Escrowed EDXC Equity (whether in certificated form or in restricted book entry) as “Randolf W. Katz, as Escrow Agent for Todd Davis and Rayne Forecast Inc.” Randolf W. Katz is appointed as escrow agent for the Escrowed EDXC Equity by each of EDXC, Mr. Davis, and Rayne. As more particularly set forth in the Escrow Agreement (the form of which is attached hereto as Exhibit D), the Escrowed EDXC Equity will be released to Mr. Davis and Rayne if, when, and as EDXC has repaid its obligations in full to the seven holders of EDXC’s promissory notes delivered by EDXC on or about the date of this Agreement, all of which notes are referenced in the Escrow Agreement.

(e)	Assignment of the CBDU Equity. In connection with the Exchange, EDXC shall assign the shares of the CBDU Equity to Mr. Davis and Rayne and, in connection therewith, CBDU shall (i) record such assignments on its books and records of account and (ii) generate and deliver certificates therefor that represent such shares of CBDU Equity.

(f)	Tax Treatment. Each of the Parties shall be responsible (i) to file his or its tax returns that, if relevant, reference the transactions contemplated by this Agreement and (ii) to pay taxes, if any, resulting therefrom.

2. Representations and Warranties of EDXC and CBDU. EDXC and CBDU represent and warrant to Mr. Davis and Rayne, as follows:

(a)	Authority. Each of EDXC and CBDU is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada. Each of EDXC and CBDU has the requisite power and authority to execute and deliver this Agreement, and to perform its obligations under, this Agreement.

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(b)	Authorization; Execution and Delivery; Enforceability. Each of EDXC and CBDU has taken all action necessary to authorize the execution and delivery by such entity of this Agreement and the performance by such entity of its respective obligations hereunder. This Agreement has been duly executed and delivered by each of EDXC and CBDU and constitutes a valid and binding obligation of each entity, enforceable against such entity in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting creditors’ rights generally and to general principles of equity. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both, (a) violate any provision of law, statute, rule, or regulation to which either EDXC or CBDU is subject, (b) violate any order, judgment, or decree applicable to either EDXC or CBDU, or (c) conflict with or result in a breach or default under any term or condition of such entity’s applicable charter documents or any agreement or other instrument to which such entity is a party or by which such entity is bound. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any federal, state, or local governmental authority on the part of either EDXC or CBDU is required in connection with the consummation of the transactions contemplated by this Agreement, except for such filings required pursuant to applicable federal and state securities laws.

(c)	Sufficiency of Assets. The assets and liabilities transferred to CBDU as part of the EDXC – CBDU Contribution collectively (i) constitute all the assets and services used by or in operating the “CBD CBDU” business as it was operated by EDXC immediately prior to the EDXC – CBDU Contribution, and (ii) are sufficient for the continued conduct of the “CBD CBDU” business by CBDU after the effectuation of the EDXC – CBDU Contribution in substantially the same manner as conducted by EDXC immediately prior to the EDXC – CBDU Contribution, will be available for use in substantially the same manner as used by EDXC immediately prior to the EDXC – CBDU Contribution, and constitute all of the rights, property and assets necessary to conduct “CBD CBDU” business following the EDXC – CBDU Contribution in substantially the same manner as it was conducted by EDXC prior thereto.

(d)	CBDU Equity. The shares of CBDU Equity, when assigned by EDXC pursuant to the terms of the Agreement, will have been validly issued, fully paid, and nonassessable, and will be free of any liens or encumbrances caused or created by EDXC or CBDU.

3. Representations and Warranties of Mr. Davis and Rayne. Mr. Davis and Rayne, severally, but not jointly, represents and warrants to each of EDXC and CBDU as follows:

(a)	Authority. Each of Mr. Davis and Rayne has the requisite power and authority and full legal capacity to execute, deliver, and consummate the transactions contemplated by, and to perform his and its respective obligations under, this Agreement.

(b)	Enforceability. This Agreement has been duly and validly executed and delivered by each of Mr. Davis and Rayne and constitutes a valid and binding obligation of such person or entity, enforceable against such person or entity in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting creditors’ rights generally and to general principles of equity. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not with or without the giving of notice or the lapse of time or both (a) violate any provision of law, statute, rule, or regulation to which such person or entity is subject, (b) violate any order, judgment, or decree applicable to such person or entity, or (c) conflict with or result in a breach or default under any term or condition of any agreement or other instrument to which such person or entity is a party or by which such person or entity is bound.

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(c)	Contributed Items. Each of Mr. Davis and Rayne owns the Contributed Items, free and clear of all Encumbrances, including the EDXC Equity set forth opposite the name of such person or entity on Exhibit A. Each of Mr. Davis and Rayne has good and marketable title to such EDXC Equity, free and clear of all Encumbrances. “Encumbrance” means any lien, mortgage, pledge, security interest, right of first refusal, preemptive or purchase right, option, equitable or beneficial interest, claim, or encumbrance of any kind.

(d)	Investment. Each of Mr. Davis and Rayne is acquiring the shares of CBDU Equity for his or its own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the Securities Act of 1933, as amended (the “Act”).

(e)	Accredited Investor. Each of Mr. Davis and Rayne is an accredited investor within the meaning of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Act, and each of Mr. Davis and Rayne is capable of evaluating the merits and risks of the investment in the CBDU Equity and each has the capacity to protect his or its respective interests.

(f)	Holding Period. Mr. Davis further understands that the CBDU Equity must be held indefinitely unless subsequently registered under the Act or unless an exemption from registration is otherwise available. Moreover, Mr. Davis understands that neither EXEC nor CBDU is under no obligation to register the CBDU Equity. In addition, Mr. Davis understands that the CBDU Equity will be imprinted with a legend that prohibits the transfer of the CBDU Equity unless they are registered, or such registration is not required in the opinion of counsel for EDXC or CBDU.

(g)	Rule 144. Mr. Davis is aware of the provisions of Rule 144, promulgated under the Act, which, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions, including, in case Mr. Davis has held the securities for at least one year or is an affiliate of CBDU: (1) the resale occurring not less than one year after the party has purchased and paid for the securities to be sold and (2) in the case of an affiliate: (a) the availability of certain public information about CBDU; (b) the sale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as these terms are defined under the Securities Exchange Act of 1934); (c) the amount of securities being sold during any three-month period not exceeding certain specified limitations and (d) the filing of a Notice of Sale on Form 144, as appropriate

(h)	No Public Market. Mr. Davis further understands that, as of the Effective Date, there is no public market for the equity securities of CBDU (the “CBDU Stock”), and that, at the time he wishes to sell the CBDU Equity, it is highly unlikely that any public market for the CBDU Stock will have commenced into which the CBDU Equity could be sold, and that, even if such a public market were then to exist, CBDU may not be satisfying the current public information requirements of Rule 144, and that, in such event, Mr. Davis would be precluded from selling the CBDU Equity under Rule 144 unless (1) a one-year minimum holding period had been satisfied and (2) Mr. Davis was not at the time of sale nor at any time during the three-month period prior to such sale an affiliate of CBDU.

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4. Releases.

(a)	Mr. Davis’ and Rayne’s Releases. Each of Mr. Davis and Rayne, on his or its own respective behalf and on behalf of his or its affiliates and each of their respective past, present, and future equity owners, officers, directors, agents, servants, employees, consultants, attorneys, shareholders, representatives, heirs, successors, and assigns (collectively, the “Mr. Davis and Rayne Release Parties”), hereby releases and discharges EDXC, its predecessors, subsidiaries, officers, directors, consultants, attorneys, accountants, equity holders, and debt holders, and the affiliates thereof (collectively, the “EDXC Release Parties”) from and against any and all claims, actions, causes of action, demands, rights, debts, agreements, promises, tort claims, statutory claims, bad faith claims, contract claims, wage claims, charges, grievances, complaints, controversies, suits, hearings, investigations, inquiry, proceeding (arbitral, administrative, legal, or otherwise), demands, debts, penalties, compensatory damages, liquidated damages, costs, expenses, liabilities, losses, damages, punitive damages, liens, compensation, obligations, guarantees, attorneys’ fees, costs, and expenses, or any similar matter, either known or unknown, foreseen or unforeseen, or suspected and unsuspected, of any kind, nature, or amount whatsoever, without limitation or exception, in law, equity, or otherwise, whether based on theories of contract, breach of contract, subrogation, indemnity, tort, violation of statute or regulation, or any other theory of liability or declaration of rights whatsoever, which any releasing party may now have accrued or may hereafter accrue, arising out of or in connection with any contract, transaction, act, cause, matter, event, action, or thing existing at any time prior to and including the Effective Date (collectively, the “Released Claims”). Notwithstanding anything to the contrary contained herein, none of the Mr. Davis and Rayne Release Parties releases, discharges, or waives any of the Released Claims that any of them has, has ever had, or may hereafter have against any of the EDXC Release Parties arising from or related to their performance under this Agreement, and each of the Mr. Davis and Rayne Release Parties hereby expressly reserves any such Released Claims against each of the EDXC Release Parties.

(b)	EDXC Release. The EDXC Released Parties hereby release and discharge each of the Mr. Davis and Rayne Releasing Parties from and against any and all of the Released Claims. Notwithstanding anything to the contrary contained herein, none of the EDXC Released Parties releases, discharges, or waives any of the Released Claims that any of them has, has ever had, or may hereafter have against any of the Mr. Davis and Rayne Releasing Parties arising from or related to this Agreement, and each of the EDXC Released Parties hereby expressly reserves any such Released Claims against each of the Mr. Davis and Rayne Releasing Parties.

5. No Assignment. Each of the Parties represents and warrants that it has not assigned any or all of the Released Claims or has authorized any other person or entity to assert any or all of the Released Claims on behalf of any such Party.

6. Covenants of the Parties. Each of the Parties covenants not to initiate, make, or prosecute any claim arising out of any of their relationships that are included in the Released Claims, or to institute or join any grievance, arbitration, action, lawsuit, or proceeding against any of the Parties in respect thereof.

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7. Binding Effect. This Agreement will be binding upon and will inure to the benefit of the Parties and their heirs, successors, and permitted assigns.

8. Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the Courts of the State of Nevada located in the City of Las Vegas, County of Clark, and the U.S. District Court for the District of Nevada. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. To the maximum amount permitted, each of the Parties waives trial by jury. The prevailing party shall be entitled to recover from the other party his or its reasonable attorney’s fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Agreement. Each Party hereby irrevocably waives personal service of process and consents to process being served in any suit, action, or proceeding in connection with this Agreement by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

9. Counterparts. This Agreement may be executed in counterparts (including by means of facsimile or other similar methods of electronic transmission), each of which shall be deemed an original, and all of which taken together shall constitute one and the same agreement.

10. Entire Agreement. This Agreement embodies the complete agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements, or representations by or between the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

11. Amendment. This Agreement may not be altered, modified, or amended except by a written instrument signed by each of the parties hereto.

[signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ENDEXX CORPORATION

By:
Todd Davis, Chief Executive Officer

CBD UNLIMITED, INC.

By:
Todd Davis, Chief Executive Officer

RAYNE FORECAST INC.

By:
Todd Davis, Chief Executive Officer

TODD ALLEN DAVIS
An individual

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Attachment A

Unanimous Written Consent of EDXC

Contribution and Exchange Agreement (Todd Davis) August 2022.5	ATTACHMENT A

Attachment B

Unanimous Written Consent of CBDU

Contribution and Exchange Agreement (Todd Davis) August 2022.5	ATTACHMENT B

Exhibit A

EDXC Equity

Mr. Davis:	3,000,000 shares of EDXC common stock in book entry at AST

Mr. Davis:	44,175 shares of EDXC common stock held in IRA account at Charles Schwab

Rayne:	59,957,275 shares of EDXC common stock in certificated form

Rayne:	6,375,303 shares of EDXC common stock in book entry at AST

Rayne:	15,795 shares of EDXC common stock held in account at E*Trade

Mr. Davis:	719,571 shares of EDXC Series Z Convertible Preferred Stock (71,957,117 shares of EDXC common stock on an as-converted basis) held in book entry at EDXC

Surrendered EDXC Equity

Rayne:	20,612,060 shares of EDXC common stock in certificated form

Mr. Davis:	719,571 shares of EDXC Series Z Convertible Preferred Stock

Retained EDXC Equity

Mr. Davis:	3,000,000 shares of EDXC common stock in book entry at AST

Mr. Davis:	44,175 shares of EDXC common stock held in IRA account at Charles Schwab

Rayne:	18,819,072 shares of EDXC common stock in certificated form

Rayne:	6,375,303 shares of EDXC common stock in book entry at AST

Rayne:	15,795 shares of EDXC common stock held in account at E*Trade

Escrowed EDXC Equity

Rayne:	20,526,143 shares of EDXC common stock in certificated form

Contribution and Exchange Agreement (Todd Davis) August 2022.5	EXHIBIT A

Exhibit B

Deferred Payments and Obligations

Approximately $260,000.00

Contribution and Exchange Agreement (Todd Davis) August 2022.5	EXHIBIT B

Exhibit C

CBDU Equity

30% of the issued and outstanding capital stock of CBDU

Contribution and Exchange Agreement (Todd Davis) August 2022.5	EXHIBIT C

Exhibit D

Form of Escrow Agreement

Contribution and Exchange Agreement (Todd Davis) August 2022.5	EXHIBIT D